Exhibit 10.14: Form of Director Split Dollar Life Insurance Agreements between Newport Federal Savings Bank and Peter Crowley, Michael Hayes, Donald N. Kaull, Michael S. Pinto, Alicia S. Quirk and Peter W. Rector

Newport Federal Savings Bank entered into split dollar life insurance agreements with Directors Crowley, Hayes, Kaull, Pinto, Quirk and Rector which are substantially identical in all material respects as the attached Form of Director Split Dollar Life Insurance Agreement.

Each Director, with the exception of Mr. Rector is entitled a benefit equal to the lesser of $30,000.00 or the amount equal to the total insurance proceeds less the cash value of the policy. Mr. Rector’s benefit is equal to the lesser of $35,000.00 or the amount equal to the total insurance proceeds less the cash value of the policy.

Exhibit 10.14

FORM OF

DIRECTOR SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS AGREEMENT, made and entered into this      day                             , 200_, by and among Newport Federal Savings Bank (hereinafter referred to as the “Bank”), a Bank organized and existing under the laws of Rhode Island, and                                          (hereinafter referred to as the “Director”).

WHEREAS, the Director has performed his/her duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Director; and

WHEREAS, the Bank is desirous of assisting the Director in paying for life insurance on his/her own life; and

WHEREAS, the Bank has determined that this assistance can best be provided under a “split-dollar” arrangement; and

WHEREAS, the Bank and the Director have applied for insurance policy(ies) on the Director’s life; and

WHEREAS, the Bank and the Director agree to make said insurance policy subject to this split-dollar agreement; and

WHEREAS, it is now understood and agreed that this split-dollar agreement is to be effective as of the date on which the Policy was issued;

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Definitions

a) “Split Dollar Insurance Benefit” means the life insurance benefit payable to the Director’s beneficiary in an amount as shown on Schedule A.

2.	Allocation of Premiums

a) The Director will pay that portion of the annual premiums due on the Policy that is equal to the lesser of (a) the amount of the entire economic benefit (including any economic benefit attributable to the use of Policy dividends) that would be taxable to the Director but for such payment, or (b) the amount of the premium due on the policy. The Bank will pay the remainder of the premium. The economic benefit that would be taxable to the Director will be computed in accordance with IRS Revenue Rulings 64-328, 1964-2 C.B. 11, and 66-110, 1966-1 C.B. 12, as in effect on the effective date of this agreement.

3.	Payment of Premiums

a) Any premium or portion thereof which is payable by the Director under any Article of this agreement may at the election of the Director be deducted from the cash compensation otherwise payable to the Director and the Bank agrees to transmit that premium or portion, along with any premium or portion thereof payable by it, to the Insurance Company on or before the premium due date.

4.	Rights in the Policy

a) The Bank is the owner of any insurance policy, with the insured having only the right to name a beneficiary for any split dollar insurance benefit.

b) Upon the death of the Director while this agreement is in force, the Director’s named beneficiary will be entitled to receive from the Policy proceeds an amount equal to the Split Dollar Death Benefit. The remainder of the Policy Proceeds will be paid to Bank. Within 60 days after the death of the Director, the Bank will provide to the Insurance Company a written statement indicating the amount of the Policy proceeds which it is entitled to receive.

5.	Death Proceeds

a) Upon the death of the Director, the Director’s designated beneficiary shall receive the Split Dollar Insurance Benefit per Schedule A.

6.	Miscellaneous Provisions

a) Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

b) This instrument contains the entire Agreement of the parties. It may be amended only by a writing signed by both of the parties hereto.

c) This Agreement shall be governed and construed in accordance with the law of the State of Rhode Island.

7.	Liability of Insurers

The insurers are not parties to this Agreement. With respect to any Policies of insurance issued pursuant to this Agreement, the insurers shall have no liability except as set forth in the Policies. Such insurers shall not be bound to inquire into or take notice of any of the covenants herein contained as to Policies of life insurance, or as to the application of the proceeds of such Policies.

The insurers shall be discharged from all liability in making payments of the proceeds and in permitting rights and privileges under the policies to be exercised to the provisions of the Policies.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by its duly authorized officer, on the day and year first above written.

(L.S.)
Director

(L.S.)
Bank Officer

3